Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139661 on Form S-8 of our report dated June 28, 2010, relating to the statement of net assets available for benefits as of December 31, 2009 (before retrospective adjustments to the financial statements) of the Spectra Energy Retirement Savings Plan (not presented herein), appearing in this Annual Report on Form 11-K of the Spectra Energy Retirement Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Houston, Texas

June 15, 2011